SLM Corporation Debt Investor Presentation Fourth Quarter and Year Ended December 31, 2008

Forward Looking Statements This Presentation contains forward-looking statements and information based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about our beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to our ability to cost-effectively refinance asset-backed financing facilities due April 2009, (collectively, the “2008 Asset-Backed Financing Facilities”), including any potential foreclosure on the student loans under those facilities following their termination; increased financing costs; limited liquidity; any adverse outcomes in any significant litigation to which we are a party; our derivative counterparties terminating their positions with the Company if permitted by their contracts and the Company substantially incurring additional costs to replace any terminated positions; changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and regulations and from the implementation of applicable laws and regulations) which, among other things, may change the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”), may result in loans being originated or refinanced under non-FFELP programs, or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could be affected by: various liquidity programs being implemented by the federal government; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments, and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in general economic conditions; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services. All forward-looking statements contained in this Presentation are qualified by these cautionary statements and are made only as of the date of this filing. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations. “Core Earnings” Performance Measures — The following presentation includes “Core Earnings” performance measures. A presentation of the most comparable GAAP financial measures and a reconciliation of the “Core Earnings” performance measures to the most directly comparable GAAP financial measures are included in the our most recent quarterly earnings release, quarterly earnings report on Form 10-Q and annual report on Form 10-K, which are available on our website at (http://www2.salliemae.com/investors/stockholderinfo/earningsinfo) and (http://www2.salliemae.com/investors/stockholderinfo/secfilings) and on the SEC’s website (http://www.sec.gov). U.S. Government Guaranteed Student Loans — The following presentation contains references to U.S. Government guaranteed student loans. All such references are to loans made in compliance with the Federal Family Education Loan Program (“FFELP”), under Title IV of the Higher Education Act, to finance educational costs. As more fully described in our most recent quarterly earnings release, quarterly earnings report on Form 10-Q and annual report on Form 10-K, available on our website at (http:// www2.salliemae.com/investors/stockholderinfo/earningsinfo) and (http://www2.salliemae.com/investors/stockholderinfo) and on the SEC’s website (http://www.sec.gov), the federal guarantee of FFELP loans is conditioned on loans being originated, disbursed and serviced in accordance with U.S. Department of Education regulations. In addition, unless a loan default results from the borrower’s death, disability or bankruptcy, the federal government guarantees no less than 97 percent of the principal balance plus accrued interest and the holder of the loan generally must absorb the two percent (three percent after July 1, 2006) not guaranteed as a loss on the loan (“Risk Sharing”). FFELP loans serviced by a servicer that has an Exceptional Performer designation from the U.S. Department of Education are not subject to Risk Sharing and receive 100% reimbursement on default claims (99 percent reimbursement on default claims filed after July 1, 2006). Additional Information — The following presentation contains certain information about the Company that management believes is important to investors, but should be read in conjunction with other material information about the Company, including, but not limited to, the operational, funding, interest rate, political and regulatory, liquidity and credit risks that the Company faces. For a discussion of the risks described above as well as additional information about the Company you should refer to our most recent quarterly earnings release, quarterly report on Form 10-Q and annual report on Form 10-K, available on our website at (http://www2.salliemae.com/investors/stockholderinfo/earningsinfo) and (http://www2.salliemae.com/investors/stockholderinfo/secfilings) and on the SEC’s website (http://www.sec.gov). For a discussion of the specific characteristics of any specific security, you should refer to the pricing supplement, prospectus supplement and/or prospectus applicable to that security. 2

SLM Corporation Overview 3

SLM Corporation • #1 originator of student loans in the U.S. education lending market • #1 servicer and collector of students loans in the U.S. currently servicing $178 billion in assets including $9 billion for third parties • Fully independent private sector company with scale and a broad franchise, traded on the NYSE • $180 billion managed student loan portfolio, 81% of which is U.S. government guaranteed(1) • At year end, 82% of managed student loans were funded with term liabilities, — 70% funded for the life of the loan — 12% funded with fixed spread liabilities with an average life of 4.3 years (1) As of December 31, 2008. 4

Life-stage Customer Strategy • Sallie Mae offers an unmatched, integrated suite of saving, planning, paying and repaying for college products and services Early awareness and School selection, Complete 1-2-3 Life-of-loan guidance and saving understanding ways to financing solutions for products to encourage pay with Education schools and families responsible repayment Investment Planner Traditional SLM loan products 5

SLM Corporation Update Year Ended December 31, 2008 • Managed student loans outstanding increased to $180 billion, up 10% from year-end 2007 — Internal Brand FFELP originations increased 48% in 2008 — Private Credit originations decline 20% in 2008 due to a more conservative credit and funding position • “Core Earnings” net income was $526 million versus $560 million in 2007 • New student loan legislation, ECASLA, passed by Congress in May 2008 — Provides broad authority to ED to purchase loans originated from 10/03 — 07/09 — Authority extended to include 2009 — 2010 academic year — At 12/31/08, $7.4 billion of loans funded under these programs and $980 million of loans sold directly to the ED • Operating expenses declined 11% in 2008 to $1.3 billion • Upromise manages $17.5 billion in 529 college savings plans with 10 million members enrolled in the member rewards programs. 6

A Brief Corporate History 1965 Congress creates the Guaranteed Student Loan Program (1) SLM Corporate Debt Ratings 1972 Congress establishes, as a GSE, the Student Loan Marketing Association or “Sallie Mae” Moody’s S&P Fitch Long-Term Baa2 BBB- BBB 1996 Privatization of Sallie Mae approved by Congress, Short-Term P-2 A-3 F3 SLM Corporation holding company created Outlook Neg Stable Stable 2000 SLM Corporation issues ‘single-A’ rated unsecured Managed Loan Portfolio corporate debt Loan Type $B % FFELP Loans $146.9 81% 2004 GSE dissolved... SLM Corporation becomes a fully independent, private sector corporation Private Education 33.5 19% Total Portfolio $180.4 100% 2007 SLM Corporation proposed transaction with J.C. Date as of 12/31/08 Flowers 2008 Challenging economy; Government support of FFELP (1) Currently known as the Federal Family Education Loan Program (FFELP). 7

What Makes SLM Corporation Unique Credit Risk 4 81% of managed student loans carry an explicit U.S. government guarantee of at least 97% 4 Managed student loan losses were 0.41% at year end 2008 Interest Rate and Economic Cycles 4 Interest rate sensitivities of floating rate assets closely matched with floating rate liabilities 4 CP/Libor dislocation partially addressed by ED for Q4 2008 4 FFELP and Private Credit student loans are non-dischargeable in Bankruptcy Risk-Adjusted Capitalization 4 Tangible equity covered loan losses by 6x at year end 2008 4 Average allowance was 2.3x Private Credit charge-offs for year ended 2008 2008 Funding Activity 4 Issued $18.5 billion in term FFELP ABS 4 Issued $2.5 billion in senior unsecured debt in June 4 Funded $7.4 billion in ED Participation Program at favorable spreads . 4 Increased brokered deposits at Sallie Mae Bank to $2.3 billion to finance new Private Credit lending 8

FY08 and Q408 “Core Earnings” Summary ($ millions), except per share amounts 2008 2007 Q408 Q407 EPS (Reported) 0.89 1.23 0.08 (0.36) Net Income (Loss) 526 560 65 (139) Net Interest Income 2,419 2,555 553 612 Net Interest Margin 1.30% 1.49% 1.15% 1.32% Loan Loss Provision 1,029 1,395 392 750 Asset-Backed Financing Facilities Fees 357 N.A. 83 N.A. Fee Income 777 1,173 200 306 Operating Expenses 1,264 1,417 270 364 Tangible Capital Ratio 1.80% 2.00% Average Managed Student Loans 174,244 154,130 180,990 161,769 EPS Breakdown 2008 2007 Q408 Q407 Reported “Core Earnings” 0.89 1.23 0.08 (0.36) Impacted by: Restructuring Charges (0.12) (0.03) (0.01) (0.03) Purchased Paper Business (0.43) 0.10 (0.05) 0.03 Non-Recurring Accounting Assumption Adjustments 0.05 (0.06) — - Merger Related Fees — (0.08) — (0.02) 9

Fee Income & Other Income 2008 Fee & Other Revenue $969 Million* Other $128 Contingency Fee $340 · Contingency Inventory of $11.6 Billion • Collecting on behalf of the Dept of Education for close to ten years Late Fees $143 • Upromise — largest private source of 529 plans • Guarantor Servicing for student loans • APG is re-focused on student loan Upromise $108 contingency and collections Collections -Guarantor Non-Servicing Mortgage Fees $121 $129 *Does not include net losses from Collections-Mortgage of $192 million 10

Lending Segment Earnings Detail ($ millions) 2008 2007 Q408 Q407 FFELP Originations $17,907 $17,262 $3,926 $3,137 Private Originations $6,336 $7,915 $851 $1,584 Total Originations $24,243 $25,177 $4,777 $4,721 Net Student Loan Spread(1) 1.63% 1.67% 1.49% 1.56% Operating Expenses(2) $589 $690 $129 $172 OpEx(2) Annualized as a % Average Managed Student Loans 0.34% 0.45% 0.29% 0.43% Floor Income $171 $169 $44 $50 FFELP Third Party Serviced Loans Originated $2,675 $889 $448 $394 (1) “Core Earnings” basis before 2008 Asset-Backed Financing Facilities Fees (2) “Core Earnings” basis before reorganization-related asset impairments 11

Dept. of Education / Government Programs • Kennedy-Miller Legislation — Signed by President 05/07/08 • ECASLA — Broad authority to purchase loans from 10/01/03 — 07/01/09 • ECASLA Extension — Signed by President 10/07/08 • Extended purchase authority for 2009 — 2010 Academic Year • Loan Purchase Commitment Program — 5/21/08 • Eligible collateral — certain 2008 — 2009 FFELP loans • Funded at CP +50 bps • Par put + $75/per loan fee and origination fee rebate • Program replicated to cover 2009 — 2010 originations 11/08/08 • ED Additional Loan Purchase Actions -11/20/08 • Program term 12/08 — 1/09, eligible collateral — certain 2007 — 2008 FFELP loans • Purchase price of 97 — servicing released — program total of $6.5 B • Conduit Program Under Development - Announced 11/08/08, Structured 1/19/09 • Provide liquidity support to ABCP conduit to fund certain FFELP loans • Collateral originated 10/03 — 9/09 eligible • Program term — 5yr and size unlimited · Liquidity provided by the Federal Financing Bank (a division of Treasury) • TALF — NY Fed and Treasury to provide consumer ABS support • Eligible collateral — AAA rated Card, Auto, Small Business and Student Loan securities • Includes Consolidation and Private Credit student loans originated post 5/1/07 • Fed to provide funding, rates and haircuts to be determined • Program Term — 1 year unless extended with up to 3 yrs of financing 12

Office of the Chief Executive Officer Al Lord, Chief Executive Officer Barry Feierstein, EVP Rob Autor, EVP Jack Hewes, Sr. EVP & Jack Remondi, Vice Chair Sales & Marketing Operations & Technology Chief Lending Officer & Chief Financial Officer David West, SVP Jim Truitt, SVP Mark Heleen, EVP & Chief Credit Officer Chief Compliance Officer General Counsel 13

The U.S. Student Loan Market 14

Sources of Funding for Higher Education in the U.S. Sources of Funding for College Attendance — AY 2007-2008 Total Cost — $258 Billion Federal Student Parent/Student Loans Contributions $71 $74 $18 $95 Private Education Scholarships, Loans Grants, Other Source: Based on estimates by Octameron Associates, “Don’t Miss Out,” 32nd Edition; College Board, “2007 Trends in Student Aid”; and Sallie Mae. Includes tuition, room, board, transportation and miscellaneous costs for two and four year college degree granting programs. 15

Favorable Student Loan Market Trends • Enrollment Growth + Rising Tuitions + Education Value = Increasing Loan Demand Higher Education Enrollment (millions) Annual Cost of Education ($ thousands) Public CAGR: 6.8% Public Private Private CAGR: 5.1% $34.1 19.5 19.7 19.9 $30.4 19.0 19.3 $27.5 $28.7 $24.9 $26.1 18.4 18.6 18.8 $23.9 18.0 18.2 $21.5 $22.2 17.5 17.8 16.9 17.3 $14.3 $9.7 $10.6 $11.4 $12.1 $12.8 $8.1 $8.4 $9.0 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2000 2001 2002 2003 2004 2005 2006 2007 2008 Source: College Board Source: National Center for Education Statistics Note: Academic years, average published tuition, fees, room and board charges at four-year institutions; enrollment-Note: Total enrollment in all degree-granting institutions; middle alternative projections for 2007 onward weighted Federal Student Loan Origination Volume ($bn) Relationship Between Higher Education, Income and Employment 100,000 8% ’01-’07 CAGR: 11.4% 90,000 Average annual income 7% ’07-’13 CAGR: 6.5% 80,000 Unemployment $104.3 $110.8 6% $98.2 70,000 5% $87.4 $92.7 60,000 $76.1 $82.5 50,000 4% $64.3 $69.1 40,000 $52.2 $59.3 3% $39.8 $45.3 30,000 2% 20,000 1% 10,000 0 0% Less than H.S. High school Some college Associate Bachelor’s Master’s Doctorate Professional 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Source: U.S. Census Bureau, Current Population Survey. Unemployment data as of 2006. Average annual income Source: President’s 2008 Budget. Gross commitments by fiscal year figures for 2005. Represents average earnings for a full time, year-round worker over age 25 Note: Excludes consolidation volume 16

Education and Unemployment Over Time • The relationship between education and unemployment has been relatively constant over time 9.0 8 .0 7.0 6.0 5.0% 4.0 3.0 2.0 1.0 0.0 Total 25 and Older 25 & Older with Bachelor’s Degree and Higher Source: Bureau of Labor Statistics. 17

The Federal Family Education Loan Program or “FFELP” • Provides lenders an explicit U.S. government guarantee of at least 97% and a fixed yield on student loans made pursuant to the FFELP program • Loan pricing, terms and maximum borrowing limits set by Congress • Available to undergraduate students, graduate students and their parents • Fixed rate loans, with 10 to 30+ year maturities and payments typically deferred until after graduation • Borrower outstanding balances typically range from $5,000 to $25,000, although balances exceed $100,000 for graduate students 18

Federal FFELP Student Loan Market Share SLM Historical Market Share of Federal Student FFELP Loan Federal Student FFELP Loan Originations (FFY 2007 & 2003) Originations 2007 2003 Market Market 40% Rank Lender 35% 34% 34% 34% 34% 34% Share Share 35% 30% 1 Sallie Mae 34% 34% 30% 2 Wells Fargo 10% 10% 25% 20% 3 Citibank 8% 8% 15% Bank of 10% 4 4% 6% America 5% 0% 2002 2003 2004 2005 2006 2007 2008 (1) SLM Preferred Channel FFELP market share based on federal fiscal year 2002 and 2008 total FFELP net commitment figures. All figures for federal fiscal year ended September 30. Source: U.S. Department of Education and SLSA Servicing Volume Survey. 19

Growth in Federally Supported Student Loan Originations Growth in Federal Education Loan Originations FY 2001 — 2009E (1) Stable, Long-Term Growth — $80.0 • In 2008, more borrowers took out more $70.0 FFELP loans with higher loan balances than ever before $60.0 • Total federal student loan originations, $50.0 ns) including both FFELP and FDLP loans, $40.0 increased by 9% in 2008, following a 15% increase in 2007 (1) ($ billio $30.0 • The U.S. Department of Education is $20.0 projecting 5% average annual growth in $10.0 federal student loan volume through 2009, without consideration for pending $0.0 increases in FFELP loan limits Federal Student Loan Originations (Actual) Federal Student Loan Originations (Projected) (1) Source: U.S. Department of Education. Based on net commitments, fiscal year ended September 30. Includes both FFELP and FDLP loans. 20

FFELP Originations • FFELP Internal Brand originations increased 48% in 2008 • Originated $2.7 billion of loans for third party servicing clients in 2008 SLM FFELP Originations $20 $18 $16 $4.0 $14 $8.2 $12 $9.0 llions $10 $10.3 $10.1 $8 $ in bi $13.8 $6 $9.3 $4 $6.9 $2 $4.8 $3.6 $0 2004 2005 2006 2007 2008 Internal Brands Lender Partners 21

The Private Education Loan Market Private Education Loans • Consumer loans made to students and parents specifically to fund the cost of undergraduate, graduate and other forms of post-secondary education • Typically used to bridge the funding gap between grants, aid and FFELP loans, and the increasing cost of higher education • Supplement U.S. Government guaranteed student loans, but not guaranteed by the U.S. Government • Typically offered with floating interest rates, with loan margins set based on the credit quality of the borrower • Generally 5 to 15 years in maturity, with terms similar to those offered under the guaranteed student loan program 22

SLM’s Private Education Loan Portfolio Private Education Loan Portfolio Characteristics(1) • $33 billion of managed outstandings at year end 2008 • 19% of SLM’s managed student loan portfolio • Risk-based pricing • Approximately 55% of portfolio has a co-borrower, typically a parent • Higher education loans typically non-dischargeable in bankruptcy • Integrated underwriting, servicing and collections (1) All figures for the fiscal year ended December 31, 2008. 23

Private Education Loan Market Demand • Private education loans help bridge the gap between funding available through government-sponsored programs and the rapidly increasing cost of education Cost of College AY 1998-1999 Cost of College AY 2008-2009 Based on a Four-Year Term Based on a Four-Year Term $136,528 $110,320 Cost of Cost of attendance attendance gap gap $57,332 $41,884 $31,000 $31,000 $17,125 $17,125 FFELP Limit FFELP Limit FFELP Limit FFELP Limit $31,000 $31,000 $17,125 $17,125 Full-Time Private School Full-Time Public School Full-Time Private School Full-Time Public School Source: College Board, Trends in College Pricing, 2008. 24

Private Credit Originations $20.0 SLM vs Industry Originations $18.5 $18.0 $17.0 $16.0 $14.0 $13.8 ns) $12.0 $10.1 $10.0 $7.6 $7.9 ($ in Billio $8.0 $7.4 $6.2 $6.3 $ 6.0 $4.3 $4.0 $3.3 $2.0 $0 .0 2003 2004 2005 2006 2007 2008 SLM Total Market * * Source: College Board, Trends in Higher Education Series (2007), 2008 industry data not available 25

Credit Quality 26

Loan Losses Total Net Charge-Offs (1) Net Charge-Offs (1) = 0.41% = 0.06% Net Charge-Offs (1) = 1.97% + = U.S. Government Total Managed Guaranteed Loans Private Education Student Loan 81% Loans Portfolio 19% (1) Managed FFELP net charge-offs as a percentage of average managed FFELP assets. Managed Private Education Loan net charge-offs as a percentage of average managed Private Education Loan assets. Total net charge-offs as a percentage of average managed FFELP and Private Education Loan assets. Managed Private Education Loan net charge-offs represented 3.86% of managed Private Education Loans in repayment for the year ended December 31, 2008 . 27

FFELP Education Loan Portfolio “Core Earnings” FFELP Loan Spread vs. Net Charge-Offs 1.8% 1 .59% 1.6% 1.39% 1.4% 1.25% 1.2% 1.0% 0.96% 0.83% 0.8% 0.6% 0.4% 0.2% 0.02% 0.00% 0.03% 0.06% 0.01% 0.0% 2004 2005 2006 2007 2008 Net Charge-Offs FFELP Education Loan Spread 28

Private Education Loan Portfolio “Core Earnings” Private Education Loan Spread vs. Net Charge-Offs(1) 6.0% 5.13% 5.12% 5.09% 5.0% 4.75% 4.62% 4.49% 4.22% 3.86% 4.0% 3.07% 3.0% 2.25% 1.85% 1.92% 1.89% 2.0% 1.62% 1.0% 0.0% 2002 2003 2004 2005 2006 2007 2008 Net Charge-Offs Private Education Loan Spread (1) “Core Earnings” Private Education Loan spread, before provision. Annualized net charge-offs as a percentage of average Managed Private Education Loans in repayment. 29

SLM Private Credit Default Emergence Profile — Payments Made Loss Emergence Timing Sallie Mae Signature Loans 10.0% 9.0% 8.0% 7.0% oan Balance 6.0% L 5.0% 4.0% 3.0% cent of Original 2.0% r Pe 1.0% 0.0% 0-12 13-24 25-36 37-48 49-60 61-72 73-84 85-96 97-108 109-120 121-132 133-144 145-156 Payments Made Traditional Loan Defaults (% of Original Loan Balance) Nontraditional Loan Defaults (% of Original Loan Balance) 30

Portfolio Quality Increasing Non-Cosigned Repayment Waves Non-Traditional Repayment Waves ($ in millions) ($ in millions) $1,000 $4,000 $800 $3,000 $600 $2,000 $400 $200 $1,000 $0 $0 2004 2005 2006 2007 2008 2009 2010 2011 2012 2004 2005 2006 2007 2008 2009 2010 2011 2012 Non-Traditional $ Non-cosigned $ Amounts shown above show dollar amount of loans that will enter repayment • Non-Traditional net charge-off rate is 6x greater than Traditional • 74% of new loan originations had co-borrowers, up from 57% in prior year • Non-cosigned loans charge off at more than twice the rate of cosigned loans 31

Default Trends — Mix of Traditional vs. Non-Traditional Net Charge-offs $ Net Charge-off Rate as a % of Avg Repay Balance 800 25% 700 20% 600 500 15% 400 Millions 300 10% 200 5% 100 — 0% 2006 2007 2008 2009F 2006 2007 2008 2009F Trad Non-Trad Trad Non-Trad • Net charge-offs driven by Non-Traditional loans • Non-Traditional loans represents 14% of the Private Education Loan portfolio • Higher Quality loans entering repayment in 2009 and 2010 32

Private Loan Performance (Traditional vs. Non-Traditional) • Reserve coverage of annualized net charge-offs totaled 2.4x and 2.3x for Traditional and Non-Traditional loans respectively for 2008 12/31/2008 9/30/2008 6/30/2008 3/31/2008 12/31/2007 Traditional Loans Outstanding $30,949 $30,068 $28,349 $27,502 $25,791 Loans in Repay $17,715 $14,605 $14,433 $12,683 $12,711 % with a Co-Borrower 59.0% 58.6% 57.7% 57.6% 57.1% 90 Days Delinq as a % of Repay & Forb 2.4% 2.0% 1.4% 1.5% 1.5% Forb as a % of Repay & Forb 6.7% 11.0% 12.0% 15.5% 12.8% Annualized Net C/O’s as a % of Repay 2.5% 2.0% 2.0% 1.7% 1.5% 12/31/2008 9/30/2008 6/30/2008 3/31/2008 12/31/2007 Non-Traditional Loans Outstanding $4,945 $4,952 $4,873 $4,811 $4,580 Loans in Repay $2,997 $2,641 $2,451 $2,187 $2,155 % with a Co-Borrower 26.4% 26.2% 26.3% 25.8% 25.4% 90 Days Delinq as a % of Repay & Forb 11.5% 10.2% 8.0% 8.3% 8.9% Forb as a % of Repay & Forb 9.0% 14.4% 18.5% 21.4% 19.4% Annualized Net C/O’s as a % of Repay 16.1% 12.9% 15.0% 12.9% 11.9% 33

Servicing: A Competitive Advantage 34

SLM’s Competitive Advantage • SLM has a distinct competitive advantage in all facets of the education loan market. Economies of Scale • $180B of managed loans • 10 million customers Vertically Integrated State-of-the-Art Origination/ Loan Delivery Platform Servicing/Collections Singular Focus and Scale Largest and Most Experienced Strong National and Sales Team Regional Brands Breadth of Products and Services Note: Figures as December 31, 2008. 35

Operations Overview

Loan Originations

Underwriting
- Mt. Laurel, NJ
- Lynn Haven, FL
- Newark, DE
- Salt Lake City, UT

Application Processing and Loan Disbursement
- Lynn Haven, FL
- Wilkes-Barre, PA
- Bangalore, India

Loan Originations Call Centers
- Lynn Haven, FL
- Killeen, TX
- Wilkes-Barre, PA
- Baguio, Philippines

Servicing

Loan Acquisitions, Consolidations, and Post-Disbursement Processing
- Fishers, IN

Document Capture, Payment Processing, Forms Enrollment Updates, & Claims Filing
- Wilkes-Barre, PA
- Bangalore & Pune, India

Borrower Call Centers
- Fishers, IN
- Killeen, TX
- Bangalore & Pune, India
- Baguio, Philippines

Collections

FFELP Due Diligence
- Fishers, IN
- Wilkes-Barre, PA
- Baguio, Philippines
- Pune, India

Private Education Loan Collections
- Fishers, IN
- Muncie, IN
- Las Vegas, NV
- Niles, IL

36

Operations Locations Wilkes-Barre, PA Fishers & Muncie, IN Mt. Laurel, NJ Salt Lake City, UT Newark, DE Killeen, TX Lynn Haven, FL 37

Funding Diversity and Liquidity 38

Liquidity Position Update ($ in billions) 12/31/2008 9/30/2008 12/31/2007 Sources of Primary Liquidity: ED Purchase and Participation Program Unlimited Unlimited -Unrestricted Cash & Liquid Investments $5.0 $4.7 $10.3 Unused Commercial Paper and Bank Lines of Credit (1) 5.2 6.2 6.5 2008 FFELP ABCP Facilities 0.8 1.2 -2008 Private ABCP Facilities 0.3 0.1 -ABCP Borrowing Capacity — - 5.9 Interim ABCP Facility Borrowing Capacity — - 4.0 Total Sources of Primary Liquidity 11.3 12.1 26.7 Stand-by Liquidity: Unencumbered FFELP Loans 5.2 9.0 18.7 Total Primary and Stand-by Liquidity (2) $16.6 $21.2 $45.5 (1) At December 31, 2008 and September 30, 2008, excludes $308 and $328 million, respectively, commitment from Lehman Brothers Bank, FSB, a subsidiary of Lehman Brothers Holdings, Inc. which declared bankruptcy on September 15, 2008. The Company’s line of credit commitments decreased by $1.0 billion effective October 23, 2008. (2) Numbers may not add due to rounding 39

Funding Sources • Employ conservative long-term funding model $180 Billion Managed Student Loan Portfolio Term Funded* 70% Fixed Spread Liabilities w/Ave Life of 4.3 yrs 12% ABCP Conduit 18% * Term Funded includes 4% or $7.6 Billion of advances outstanding under the ED Purchase and Participation Program @ 12/31/08 40

Funding Distribution • At December 31, 2008, total managed debt borrowings was $192 billion. Unsecured Debt, $38.0 Churchill ABCP , $22.9 DOE Facility, $7.4 Term Bank Deposits $2.3 FFELP Facility, $1.9 Term ABS, $119.8 Other, $0.2 41

SLM Corporate Debt and ABS Issuance • SLM has issued $176 billion of long-term, corporate debt and asset-backed securities since 2004, across a broad range of maturities New Issuance Volume 2004 2005 2006 2007 2008 Corporate Debt Issuance (1) $15B $10B $12B $1.6B $2.5B Term ABS Issuance (1) $30B $27B $34B $26B $19B Total Term Debt Issuance $45B $37B $45B $28B $21B ED Funding $7.4 ABS Tranches 66 75 89 57 40 Range of Maturities in Years 1 — 30 1 — 30 1 — 30 1 — 30 1 — 30 Average Life to Call in Years 5.8 6.5 7.2 7.2 5.1 Average Cost of Funds vs. US$ LIBOR(2) +25 bp +18 bp +19 bp +20bp +158bp (1) Excludes short-term issuance under SLM’s corporate and asset-backed commercial paper programs. (2) Swapped equivalent spread, including amortized issuance costs. Includes SLM corporate debt and term asset-backed securities. Note: Totals may not add due to rounding. 42

SLM ABS Issuance Volume SLM ABS Term Issuance Volume ($ billions) (1) 2005 2006 2007 2008 Non-Consolidation FFELP ABS $6.6 $5.1 $9.1 $18.5 Consolidation FFELP ABS 17.1 22.9 15.0 0.0 Private Credit ABS 3.4 5.7 2.2 0.0 Total ABS Issuance $27.0 $33.7 $26.3 $18.5 (1) Excludes outstandings under SLM’s asset-backed commercial paper program. Totals may not add due to rounding. 43

SLM Corporate Debt Issuance Volume SLM Corporate Term Debt Issuance Volume ($ billions)(1) Issuance Type 2004 2005 2006 2007 2008 US$ Global & Medium Term Notes $6.4 $4.5 $5.8 $1.4 $2.5 Foreign Currency Denominated(2) 4.2 4.0 3.9 0.2 0.0 Extendible Notes 2.5 1.0 1.5 0.0 0.0 Retail Note Program 1.8 0.8 0.5 0.0 0.0 Convertible Debentures 0.0 0.0 0.0 0.1 0.0 Total Corporate Debt Issuance $ 14.8 $10.3 $ 11.7 $1.6 $2.5 (1) Excludes issuance under SLM’s $6.5 billion commercial paper program. (2) US$ equivalent at the time of issuance. 44

Sallie Mae Bank • Bank charter — Utah based ILC regulated by FDIC and Utah Department of Financial Institutions (UDFI) — Charter granted October 2005 • Current bank activity — Originates Sallie Mae’s private education loans — Funded through affiliate and brokered deposits — 46.3% Total Risk-based Capital at December 31, 2008 • Deposit taking activities — Total deposits increased by 300% in 2008 — Deposits totaled $2.7 billion at 12/31/08 • $ 2.3 billion Brokered Deposits • $450 million Affiliate Deposits — Brokered Deposit portfolio has a weighted average maturity of 19.7 months 45

Sallie Mae Bank Brokered Deposits $2,500 25 $ 2,000 20 ts in Millions $1,500 15 Avg. in m i o nths Depos $1,000 10 $500 5 $- 0 Avg. Remaining Life Brokered Deposits As of 12/31/08 46

Sallie Mae Bank — Deposits Bank Deposits ($ millions) Dec 07 Sep 08 Dec 08 Brokered Deposits $254 $744 $2,256 Other Deposits* $431 $491 $457 Total Deposits $685 $1,235 $2,713 *primarily affiliate demand deposit accounts with no stated maturities 47

Sallie Mae Bank — Capital Regulatory Capital Ratios Ratio Dec 07 Mar 08 Jun 08 Oct 08 Dec 08 Tier 1 23.2% 18.5% 17.3% 16.7% 40.6% Leverage Tier 1 24.4% 18.6% 20.0% 17.9% 45.8% Risk Based Total 24.4% 18.6% 20.0% 17.9% 46.2% Risk Based 48

Unsecured Debt Maturities As of December 31, 2008 (par value, $ in billions) 15.0 11.8 10.0 7.1 7.0 5.0 2.9 3.0 2.2 2.3 1.1 0.5 0.0 • Repurchased $1.2 Bn of 2009 debt in 2008 Note: Does not include SLM Bank or subsidiary funding 49

Risk-Adjusted Capitalization 50

Capitalization SLM Corp 2006 2007 2008 Tangible Equity/Managed Assets(1) 1.8% 2.0% 1.8% Tangible Equity/Net Charge-Offs(2) 16x 8X 6x (1) GAAP tangible stockholders’ equity as a percentage of total managed assets. (2) Average GAAP tangible equity including preferred stock to net charge-offs. SLM net charge-offs based on total managed loans. 51

Capital Allocation • SLM allocates capital internally based on the risk of the assets it supports Government SLM Corp Guaranteed Loan Assets Cash, Private Investments, Education Other Assets & Total Loans Intangibles Managed 72% of Total Managed Assets 16% of 12% of Assets Total Managed Total Managed Assets + Assets + Assets = Capital ~2.0% of Allocation 0% — 10% Managed Assets 0.50% 8.00% Based on Risk As of December 31, 2008 52

SLM Corporation FFELP Appendix 2008 Investor Presentation

SLM FFELP ABS Issue Characteristics Typical SLM FFELP ABS Transaction Features • Historical issue size of $1.0B to $5.0(+)B • Tranches denominated in US$ or Euros • ‘Aaa/AAA/AAA’ rated senior tranches make up 97% of issue structure • Floating rate tied to 3 mo. LIBOR, with occasional fixed rate issuance • Amortizing tranches, with 1 to 15(+) year average lives • Serviced by Sallie Mae, Inc. Unique Characteristics of FFELP Loan ABS • Explicit U.S. government guarantee of underlying collateral insulates bondholders from virtually any loss of principal (1) • Formerly a 20% risk-weighted asset, now a <10% risk-weighted under Basel II’s IRB methodology • Offer significantly higher spreads than government agency securities with comparable risk profiles • Short (1-3 yrs), intermediate (3-7 yrs), long (7-10 yrs) and very long (10-15+ years) term tranches available at new issue and in secondary (1) Principal and accrued interest on underlying FFELP loan collateral carry a guarantee of either 98% or 97%. Guarantee is dependent on meeting the servicing requirements of the U.S. Department of Education. September 2008 54

Recent FFELP ABS Structures Recent SLM New Issue FFELP ABS Structures Non-Consolidation FFELP Non-Consolidation FFELP Consolidation FFELP Issue: $4.1B SLM Trust 2008-9 $1.0B SLM Trust 2008-8 $1.6B SLM Trust 2007-8 Closing Date: August 28, 2008 August 5, 2008 November 30, 2007 Collateral: US Govt. Guaranteed FFELP Stafford US Govt. Guaranteed FFELP Stafford US Govt. Guaranteed FFELP and PLUS Loans and PLUS Loans Consolidation Loans Initial Pricing Negotiated 12% CLR Ramp (0%-8%) over 10 years CPR1: Moody’s Amt AL1 Pricing Moody’s Amt AL1 Pricing Moody’s Amt AL1 Pricing Tranching: A Aaa $3,964 4.55 L+160 A1 Aaa $264 1.0 L+50 A1 Aaa $259 2.0 L+23 B 2 Aa1 $123 9.16 L+225 A2 Aaa $307 3.0 L+90 A2 Aaa $234 5.0 L+33 A3 Aaa $145 5.0 L+115 A3 Aaa $135 7.0 L+38 A4 Aaa $237 7.4 L+150 A4 Aaa $430 10.0 L+47 B 2 Aa1 $29 8.5 L+225 A5 Aaa $453 16.0 L+55 B1 Aa1 $47 12.6 L+100 1 Estimated based on a variety of assumptions concerning loan repayment behavior, as more fully described in the related prospectus, which may be obtained at http://www2.salliemae.com/investors/debtasset/slmsltrusts/. Actual average life may vary significantly from estimates. 2 Tranch retained by Sallie Mae 55

SLM Stafford/PLUS ABS Trusts Prepayment Analysis • Annualized CPRs for SLM Stafford/PLUS ABS Trusts have decreased significantly as incentives for borrowers to consolidate have declined Historical SLM Stafford/PLUS ABS CPRs 50.0% 45.0% 40.0% 35.0% 30.0% verage CPR* 25.0% A 20.0% 15.0% 10.0% 5.0% 0.0% 2003 2004 2005 2006 2007 2008 50.0% * 45.0% 40.0% 35.0% 30.0% Average CPR 25.0% 20.0% 15.0% 10.0% 5.0% 0.0% 1 2 3 4 5 6 Years Since Inception 2002 Trusts 2003 Trusts 2004 Trusts 2005 Trusts 2006 Trusts 2007 Trusts 2008 Trusts * Average CPR is the simple (non-weighted) average of four Quarterly CPR calculations for years ended December 31. Quarterly CPR assumes School and Grace loans are not scheduled to make payments. Deferment, Forbearance and Repayment loans are scheduled to make payments. 56

SLM Consolidation ABS Trusts Prepayment Analysis • CPRs for SLM Consolidation ABS Trusts have declined significantly following legislation that prevented in-school and re-consolidation of borrowers’ loans Historical Consolidation ABS CPRs 20.0% 17.5% 15.0% 12.5% Average CPR* 10.0% 7.5% 5.0% 2.5% 0.0% 2003 2004 2005 2006 2007 2008 20.0% CPR* 17.5% 15.0% 12.5% Average 10.0% 7.5% 5.0% 2.5% 0.0% 1 2 3 4 5 6 Years Since Inception 2002 Trusts 2003 Trusts 2004 Trusts 2005 Trusts 2006 Trusts 2007 Trusts * Average CPR is the simple (non-weighted) average of four Quarterly CPR calculations for years ended December 31. Quarterly CPR assumes School and Grace loans are not scheduled to make payments. Deferment, Forbearance and Repayment loans are scheduled to make payments. 57

SLM Corporation Private Credit Appendix 2008 Investor Presentation

Rating Actions on SLM Private Credit Student Loan ABS

- There have been a number of upgrades and no downgrades to Sallie Mae's Private Credit ABS since the program's inception in 2002

Moody's(1) - March 2007

Deal	Tranche	Previous Rating	Current Rating
2002-A	B	A1	Aa3
2002-A	C	Baa1	A3
2003-A	B	A1	Aa3
2003-A	C	Baa1	A3
2003-B	B	A1	Aa3
2003-B	C	Baa1	A3
2004-A	B	A1	Aa3
2004-A	C	Baa1	A3
2004-B	B	A1	Aa3
2004-B	C	Baa1	A3

Fitch - September 2007

Deal	Tranche	Previous Rating	Current Rating
2002-A	B	A	AA+
2002-A	C	BBB	A+
2003-A	B	A+	AA
2003-A	C	BBB+	A
2003-B	B	A+	AA
2003-B	C	BBB+	A
2003-C	B	A+	AA
2003-C	C	BBB+	A
2004-A	B	A+	AA
2004-A	C	BBB+	A
2004-B	B	A+	AA
2004-B	C	BBB+	A

S&P - July 2008

Deal	Tranche	Previous Rating	Current Rating
2002-A	B	A	AA
2002-A	C	BBB	A

(1) On September 17, 2008, as a result of Lehman's bankruptcy and rating downgrade, Moody's placed all of the tranches from the SLM Student Loan Trust 2004-1 transaction on review for possible downgrade. Lehman Brothers Special Financing Inc. acted as interest rate swap provider for the class A-6 reset rate notes. The Lehman interest rate swap expires in January 2009 and is fully cash collateralized.

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SallieMae
Champions for Higher Education℠

Private Credit Loan Underwriting Criteria

- Underwriting has recently been intensified and enhanced with school-based decision criteria

	December 2007		Current[1]	
	FICO	Other	FICO	Other
Undergraduate and Graduate	> 640	Borrowing limits - Undergraduate: $100,000 Graduate: $150,000 Exceptions for borderline and serial borrowers	Seven FICO tiers based on school type and Federal Loan default rates Absolute minimums - Not-For-Profit Schools: FICO > 660 For-Profit Schools: FICO > 700	Borrowing limits school specific Exceptions discontinued School meets eligibility requirements i.e. Title IV and accredited
Direct-To-Consumer	> 640	Aggregate limit: $130,000	Temporarily suspended, expected to resume when funding environment improves	
Private Credit Consolidation	> 640	Graduates only Aggregate limit: $275,000		

(1) *As of January 2009*

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SallieMae® Champions for Higher Education℠

Private Credit Loan Collections • Sallie Mae services and collects the loans in its Private Credit ABS Trusts • Private credit collections are conducted by a stand-alone consumer credit collections unit, not the company’s FFELP collections operations • Managed by individuals with prior experience managing collections operations for consumer loan assets • Over the past 18 months, private credit collections resources have been significantly increased and collections technology and practices enhanced • Multi-variable analysis has enabled prioritization of collection efforts on higher risk borrowers • Forbearance policy has been revamped, with eligibility and duration based on a risk-based decision tree model 61

Forbearance • A collections tool used to provide borrowers time to improve their ability to repay — Between graduation and start of first job — Economic hardship • Provides borrower with time to obtain employment and income to support their obligations • Applied most frequently in the first two years of repayment • Granted for three month intervals, up to a maximum of 24 months • Majority of loans are in forbearance for less than 12 months • Placing a loan in forbearance suspends payments, with interest capitalized to the loan balance 62

SLM Private Credit Delinquency and Forbearance Seasoning Trends • Delinquency and forbearance are highest when loans enter repayment, and diminish as loans season • As the trust loans season, delinquency and forbearance are expected to decline 90+ Day Delinquencies, % of Loans in Forbearance, % of Loans in Repayment and Repayment Forbearance SLM Private Credit Trusts SLM Private Credit Trusts 45.0% 6.0% 25 .0% 20.0% 40.0% 18.0% 5.0% 35.0% 20.0% 16.0% 30.0% 4.0% 14.0% 25.0% 15.0% 12.0% 3.0% Seasoned 10.0% t Seasoned 20.0% 0 dpd % arance % >9 10.0% 8.0% 15.0% 2.0% Percen 6.0% Forbe 10.0% Percent 1.0% 5.0% 4.0% 5.0% 2.0% 0.0% 0.0% 0.0% 0.0% 0-12 13-24 25-36 37-48 49-60 61-72 0-12 13-24 25-36 37-48 49-60 61-72 Payments Made Time in Repayment Current Seasoning Current Delinquency Current Seasoning Current Forbearance Note: Based on historical data through December 31, 2008 63

SLM Private Credit Default Emergence Profile • Defaults in SLM Private Credit ABS Trusts increase as loans first enter repayment, then diminish steadily over time Expected Loss Emergence Timing 98% 99% 100% 100.0% 96% 97% 92% 94% 89% 90.0% 85% 78% 80.0% 69% 70.0% 60.0% 55% of Total Defaults 50.0% 40 .0% 38% Percent 30.0% 24% 18% 20.0% 14% 14% 12% 9% 7% 10.0% 4% 3% 2% 2% 2% 2% 1% 1% 1% 1% 0.0% 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 Years in Repayment Defaults Per Repayment Year Cumulative Default Based on historical data thru June 30, 2008 64

SLM Private Credit Gross Defaults: Actual-To-Date vs. Current Lifetime Expectations

Actual-to-Date Cumulative Gross Defaults and Current Lifetime Expectations, including Bankruptcy Information
All Trust Loans



Percent of Original Pool Balance
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
2002-A
2003-A
2003-B
2003-C
2004-A
2004-B
2005-A
2005-B
2006-A
2006-B
2006-C
2007-A
6.1%
6.7%
7.4%
7.7%
8.5%
8.1%
9.8%
8.6%
8.7%
9.4%
11.7%
9.9%
5.18%
4.87%
4.80%
5.15%
5.52%
3.55%
3.84%
2.24%
1.62%
1.93%
2.17%
0.92%
4.41%
4.08%
4.01%
4.33%
4.47%
2.82%
3.08%
1.66%
1.11%
1.33%
1.53%
0.44%
Charge-off - 212+ days delinquent (1)
Bankruptcy or death - now current or paid off (2)
Bankruptcy or death - other (3)
Current Lifetime Expected Loss (4)

For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died. Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option.

(1) *Charge-offs per the servicer's portfolio definition which is generally 212+ days delinquent. Includes loans for which a borrower has filed bankruptcy which have subsequently become 212+ days delinquent.*
(2) *Charge-offs due to a borrower's bankruptcy filing for which the loan is now current or paid off.*
(3) *Charge-offs due to a borrower's bankruptcy filing or death for which the loan is not current or paid off but has not become 212+ days delinquent. These loans are in various statuses including: bankruptcy stay, deferment, forbearance or delinquency.*

Based on historical data thru November 30, 2008

65

SallieMae®
Champions for Higher Education.℠

SLM Private Credit Gross Defaults: Current Lifetime Expectations vs. Constraining Rating Agency Stress Levels at Issuance Constraining Rating Agency Stress Levels at Issuance for ‘AAA’ and ‘A’ Ratings versus Current Lifetime Cumulative Gross Default Expectations All Trust Loans 45 .0% 40.0% 36.6% 33.8% 35.0% 29.4% alance 30.0% 27.2% 27.1% 27.7% 27.7% 27.6% B 26.0% 26.4% 25.4% 25.6% 25.0% 24.2% 24.7% 20.0% 21.7% 22.0% 21.6% 20.9% 20.4% 20.0% 19.9% 20.1% 19.2% 19.4% ercent of Original Pool 15.0% P 10.0% 11.7% 9.8% 9.4% 9.9% 8.5% 8.1% 8.6% 8.7% 5.0% 7.4% 7.7% 6.1% 6.7% 0.0% 2002- A 2003- A 2003- B 2003- C 2004- A 2004- B 2005- A 2005- B 2006- A 2006- B 2006- C 2007- A Current Lifetime Gross Current Loss Expectation (1) Single A (Constraining Level) AAA (Constraining Level) (1) Charge-offs per the servicer’s portfolio definition which is generally 212+ days delinquent. Includes loans for which a borrower has filed bankruptcy which have subsequently become 212+ days delinquent. Source: Sallie Mae, based on historical data thru November 30, 2008 66

· Percent of Rpmt Balance Percent of Rpmt Balance N 0.0% 1.0% 2.0% 3.0 4.0% 5.0% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% ov % — 02 1 Fe b- 03 2 Ma y- 03 3 Au g-03 4 N ov- 03 5 Fe b-04 6 Ma y- 04 7 Au 2002 g- 04 8 N ov- 04 9 Fe 2003 b- 10 05 Ma y- 11 05 Au 2004 12 g-05 N 67 13 ov- 05 Fe 2005 b-06 14 Ma Quarters Since Inception 15 y- 06 Au 16 g- 2006 06 All Loans in SLM Trusts by Year of Issuance N repayment, when borrowers are most likely to become delinquent 17 ov- 06 Fe 90+ Day Delinquencies as a Percent of Loans in Repayment 18 b- 2007 07 Ma 19 y- 07 Au 20 g-07 SLM Private Credit ABS Trusts: 90+ Day Delinquencies N 21 ov- 07 Fe 22 b-08 Ma 23 y- 08 24 Au g- 08 25 N ov — 08 Upward trend in delinquencies for newer trusts is driven by a higher percentage of loans first entering

SLM Private Credit ABS Trusts: Forbearance • Use of forbearance as a collection tool peaked in early 2008, and has declined since, primarily as a result of restrictions on the length of forbearances granted • Forbearance usage is typically highest when loans enter repayment, and declines as loans season Loans in Forbearance as a Percent of Loans in Repayment and Forbearance All Loans in SLM Trusts by Year of Issuance 25.0% 20.0% of Rpmt+Forb 15.0% 10 .0% Percent 5.0% 0.0% 02 4 7 — 03 03 — 03 — 03 04 04 — 04 — 0 05 05 05 — - 05 06 06 — 06 06 — 07 07 07 — - 0 08 08 08 — - 08 — - — - — - — - v — - — - Nov ay ug ov ay eb o ay ug ay Feb M Aug Nov Feb May A N Feb M Aug Nov F May Aug N Feb M A Nov Feb M Aug Nov 25.0% 20.0% 15.0% ent of Rpmt+Forb 10.0% Perc 5.0% 0.0% 1 2 3 4 5 6 7 8 9 0 5 6 7 8 9 0 1 2 4 1 11 12 13 14 1 1 1 1 1 2 2 2 23 2 Quarters Since Inception 2002 2003 2004 2005 2006 2007 68

SLM Private Credit ABS Trusts: Annualized Gross Charge-offs • Charge-off levels first increased in 2007 and have remained elevated through the economic downturn • As is typical, more recent Trusts with a greater percentage of borrowers first entering repayment continue to exhibit higher charge-offs Annualized Gross Charge-Offs as a Percent of Loans in Repayment All Loans in SLM Trusts by Year of Issuance 5.0% 4.0% ent of Rpmt 3.0% 2.0% c Per 1.0% 0.0% 02 3 3 3 4 5 5 6 6 6 7 7 7 8 — 0 03 — 0 — 0 04 04 — 04 — 0 05 0 — 0 05 — 0 0 — 0 — 06 0 07 — 0 — 0 08 08 08 — - 0 — - v — - v — - — - — - v — - v b g o o y b y g b g o o Nov e u a Nov a u e u F May A N Feb May Aug N Feb M Aug Fe M A Nov F May A N Feb May Aug N 5.0% 4.0% 3.0% Percent of Rpmt 2.0% 1.0% 0.0% 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 2 23 24 2 Quarters Since Inception 2002 2003 2004 2005 2006 2007 (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. 69

SLM Private Credit ABS Trusts: Historical Cumulative Gross Charge-Offs(1) Cumulative Gross Charge-Offs as a Percent of Original Pool Balance All Loans in SLM Trusts by Year of Issuance alance 8.0% 7.0% B 6.0% 5.0% 4.0% 3.0% 2.0% rcent of Original Pool 1.0% e 0.0% P 4 7 7 08 02 — - 03 03 — 03 — 03 — - 0 — 04 — 04 — 04 — 05 — 05 — 05 — 05 — 06 06 — - 06 06 — - 0 — 07 07 — - 0 — 08 08 - 08 — -v ov y ov y v Nov Feb May Aug No Feb May Aug N Feb Ma Aug Nov Feb May Aug N Feb Ma Aug Nov Feb May Aug No 8.0% l Balance 7.0% o 6.0% 5.0% 4.0% 3.0% 2.0% ercent of Original Po 1.0% P 0.0% 1 2 3 4 5 6 7 8 9 1 4 16 7 9 2 5 10 1 12 13 1 15 1 18 1 20 21 2 23 24 2 Quarters Since Inception 2002 2003 2004 2005 2006 2007 (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. 70

SLM Private Credit ABS Trusts Prepayment Analysis • Constant prepayment rates increased in 2007 due to the introduction of Private Credit Consolidation loans, but then declined accordingly following SLM’s decision to suspend its consolidation loan program Historical SLM Private Credit ABS CPRs 15.0% 14.0% 13.0% 12.0% ght 11.0% 10.0% 9.0% 8.0% epayment Rate (CPR) 7.0% r 6.0% 5.0% Constant P 4.0% 3.0% 2.0% 1.0% 0.0% Nov- Feb- May- Aug- Nov- Feb- May- Aug- Nov- Feb- May- Aug- Nov- Feb- May- Aug- Nov- Feb- May- Aug- Nov- Feb- May- Aug- Nov- 02 03 03 03 03 04 04 04 04 05 05 05 05 06 06 06 06 07 07 07 07 08 08 08 08 2002-A 2003-A 2003-B 2003-C 2004-A 2004-B 2005-A 2005-B 2006-A 2006-B 2006-C 2007-A 71

Appendix 72

GAAP to “Core Earnings” EPS Reconciliation ($ in thousands, except per share amounts) Years Ended December 31, 2008 December 31, 2007 Dollars Diluted EPS Dollars Diluted EPS GAAP net income (loss) $ (212,626) $ (0.69) $ (896,394) $ (2.26) Adjustment from GAAP to “Core Earnings” Net impact of securitization accounting 442,190 (246,817) Net impact of derivative accounting 560,381 1,340,792 Net impact of Floor Income 102,056 168,501 Net impact of acquired intangibles 91,384 112,397 Total “Core Earnings” Adjustments before income taxes and minority interest in net earnings of subsidiaries 1,196,011 1,374,873 Net tax effect (457,435) 81,845 Total “Core Earnings” Adjustments 738,576 1,456,718 “Core Earnings” net income 525,950 0.89 560,324 1.23 “Core Earning” net income adjusted for non-recurring items Merger-related financing fees — 27,463 Merger-related professional fees and other costs — 35,456 Restructuring Expenses 52,778 14,178 Other reorganization-related asset impairments 4,136 -Impact to FFELP provision for loan losses due to legislative changes - 27,726 Deceleration of premium amortization expense on loans (74,138) -Acceleration of premium amortization expense on loans 51,777 — Total after tax non-recurring items 34,553 0.07 104,823 0.24 73

Additional Information Available at www.salliemae.com 74